EXHIBIT 11

                            BDM INTERNATIONAL, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
               (IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE DATA)

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
                                                                   YEARS ENDED DECEMBER 31,
                                                                 -----------------------------
                                                                  1995       1994       1993
                                                                 -------    -------    -------
Income before extraordinary items.............................   $18,392    $13,078    $11,028
Extraordinary items, net of taxes.............................     --         --           413
                                                                 -------    -------    -------
Net income....................................................   $18,392    $13,078    $11,441
                                                                 -------    -------    -------
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Shares used for primary earnings per share:
  Weighted average shares outstanding.........................    11,121     10,417     11,561
  Dilutive effect of common stock equivalents--noncontingent
    stock options.............................................       697        524        422
                                                                 -------    -------    -------
Total shares used for primary earnings per share..............    11,818     10,941     11,983
Additional shares used for fully diluted earnings per share:
    Increase for dilutive effect of contingent stock
      options.................................................       187         63         91
                                                                 -------    -------    -------
    Total shares used for fully diluted earnings per share....    12,005     11,004     12,074
                                                                 -------    -------    -------
                                                                 -------    -------    -------
Earnings per share:
  Income before extraordinary items...........................   $  1.56    $  1.20    $  0.92
  Extraordinary items, net of tax.............................   $  0.00    $  0.00    $  0.03
                                                                 -------    -------    -------
  Net income..................................................   $  1.56    $  1.20    $  0.95
                                                                 -------    -------    -------
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  Fully diluted...............................................   $  1.53    $  1.19    $  0.95
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